As filed with the Securities and Exchange Commission on May 7, 2013
Registration No. 333-185152

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

Amendment No. 1 To
FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
____________________________

SILVER WHEATON CORP.
(Exact name of Registrant as specified in its charter)

Ontario, Canada	1041	Not Applicable
(Province or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.,
incorporation or organization)	Classification Code Number)	if any)
	____________________________

Suite 3150, 666 Burrard Street
Vancouver, British Columbia, V6C 2X8, Canada
(604) 684-9648
(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, address and telephone number (including area code) of agent for service in the United States)
____________________________

Copies to:

Curt Bernardi	Jennifer Traub	Andrew Foley
Silver Wheaton Corp.	Cassels Brock & Blackwell LLP	Paul, Weiss, Rifkind, Wharton &
Suite 3150 - 666	Suite 2200, HSBC Building	Garrison LLP
Burrard Street	885 West Georgia Street	1285 Avenue of the Americas
Vancouver, British Columbia	Vancouver, British Columbia	New York, New York
V6C 2X8 Canada	V6C 3E8, Canada	10019-6064 United States
(604) 639-9498	(604) 691-6100	(212) 373-3000
____________________________

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):
A.	[X]	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	[ ]	at some future date (check appropriate box below)
	1.	[ ]	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	[ ]	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	[ ]	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	[ ]	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. [X]

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I
INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

I-1

New Issue	May 7, 2013

SHORT FORM BASE SHELF PROSPECTUS

SILVER WHEATON CORP.

Up to 2,470,239 Common Shares

This short form prospectus is being filed by Silver Wheaton Corp. (“Silver Wheaton” or the “Corporation”) to qualify the distribution of up to 2,470,239 common shares of the Corporation (each, a “Warrant Share” and, collectively, the “Warrant Shares”) issuable upon exercise of 2,470,239 common share purchase warrants of the Corporation (each, a “Warrant” and, collectively, the “Warrants”). Each Warrant is exercisable to purchase one Warrant Share at a price of $20.00 at any time prior to 5:00 p.m. (Vancouver time) on September 5, 2013.

The outstanding common shares (the “Common Shares”) of the Corporation are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) and are listed on the New York Stock Exchange (the “NYSE”) under the symbol “SLW”. On May 6, 2013, the last trading day prior to the date of this short form prospectus, the closing price of the Common Shares on the TSX was C$24.49 and the closing price of the Common Shares on the NYSE was $24.33.

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States, to prepare this short form prospectus in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States. The financial statements incorporated herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors in the United States should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are residents in, or citizens of, the United States may not be fully described herein.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Corporation is organized under the laws of Ontario, Canada, that some or all of its officers and directors may be residents of a foreign country, that some or all of the experts named in the registration statement may be residents of a foreign country, and that a substantial portion of the assets of the Corporation and said persons may be located outside the United States.

These securities have not been approved or disapproved by the United States Securities and Exchange Commission or any state securities commission nor has the Commission or any state securities commission passed upon the accuracy or adequacy of this short form prospectus. Any representation to the contrary is a criminal offence.

Investing in the Warrant Shares involves a high degree of risk. Investors should carefully read the “Risk Factors” section in this short form prospectus.

No underwriter has been involved in the preparation of, or has performed a review of, the contents of this short form prospectus.

The Corporation’s head office is located at 666 Burrard Street, Suite 3150, Park Place, Vancouver, British Columbia, V6C 2X8 and its registered office is located at Suite 2100, 40 King Street West, Toronto, Ontario, M5H 3C2.

     Investors should rely only on the information contained or incorporated by reference in this short form prospectus. The Corporation has not authorized anyone to provide investors with different information. The Corporation is not making an offer of the Warrant Shares in any jurisdiction where the offer is not permitted. Investors should not assume that the information contained in this short form prospectus is accurate as of any date other than the date on the front of those documents.

     Unless the context otherwise requires, references in this short form prospectus to “Silver Wheaton” or the “Corporation” include Silver Wheaton Corp. and each of its material subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The information included and incorporated by reference herein contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities legislation (collectively, “forward-looking statements”). Forward-looking statements, which are all statements other than statements of historical fact, include, but are not limited to, statements with respect to:

  the future price of silver and gold;
  the estimation of mineral reserves and mineral resources;
  the realization of mineral reserve estimates;
  the timing and amount of estimated future production;
  the costs of future production;
  reserve conversion rates; and
  any statements as to future dividends.

     Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”. Forward-looking statements are based on assumptions management believes to be reasonable including, but not limited to: the continued development and operation of the mining operations from which Silver Wheaton purchases silver and gold (the “Mining Operations”); no material adverse change in the market price of relevant commodities; that the Mining Operations will operate and the mining projects will be completed in accordance with public statements and achieve their stated production outcomes; and such other assumptions and factors as set out herein.

     Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements, including but not limited to:

  fluctuations in the price of silver and gold;
  the absence of control over the Mining Operations;
  differences in the interpretation or application of tax laws and regulations or accounting policies and rules;
  the introduction of new tax laws and regulations or accounting policies and rules;
  credit and liquidity risks;
  competition in the mining industry;
  risks related to the Corporation’s acquisition strategy;
  risks related to the Corporation’s holding of long-term investments in other exploration and mining companies;
  the ability of the Corporation and the Mining Operations to retain key management employees or procure the services of skilled and experienced personnel;
  risks related to claims and legal proceedings against the Corporation or the Mining Operations;
  risks related to the adequacy of internal control over financial reporting;
  risks related to governmental regulations, including environmental regulations;
  risks related to international operations of the Corporation and the Mining Operations;
  the ability of the Corporation and the Mining Operations to obtain and maintain necessary permits;
  the ability of the Corporation and the Mining Operations to comply with applicable laws, regulations and permitting requirements;
  lack of suitable infrastructure to support the Mining Operations;
  uncertainty in the accuracy of mineral reserves and mineral resources estimates;
  inability to replace and expand mineral reserves;
  uncertainties related to title to the mineral properties of the Mining Operations;
  commodity price fluctuations; and
  the ability of the Corporation and the Mining Operations to obtain adequate financing.

     Although Silver Wheaton has attempted to identify important factors that could cause actual results, level of activity, performance or achievements to differ materially from those contained in forward-looking statements, there may be other factors that cause results, level of activity, performance or achievements not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate. Accordingly, readers should not place undue reliance on forward-looking statements. The forward-looking statements included and incorporated by reference in this short form prospectus are for the purpose of providing investors with information to assist them in understanding the Corporation’s expected financial and operational performance and may not be appropriate for other purposes. Silver Wheaton does not undertake to update any forward-looking statements that are included or incorporated by reference herein, except in accordance with applicable securities laws.

CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING PRESENTATION OF MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES

     This short form prospectus, including the documents incorporated by reference herein, has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of United States securities laws. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in Industry Guide 7 (“SEC Industry Guide 7”) under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”). Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Also, under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

     In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures.

     Accordingly, information contained in this short form prospectus and the documents incorporated by reference herein that describes the Corporation’s mineral deposits may not be comparable to similar information made public by U.S. companies subject to reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

     See “Description of the Business – Technical Information” in the Annual Information Form (as defined herein), which is incorporated by reference herein, for a description of certain of the mining terms used in this short form prospectus and the documents incorporated by reference herein.

FINANCIAL INFORMATION

     The financial statements of the Corporation incorporated by reference in this short form prospectus are reported in United States dollars. Unless otherwise indicated, all financial information included and incorporated by reference in this short form prospectus is determined using International Financial Reporting Standards as issued by the International Accounting Standards Board, referred to as “IFRS”, which differ from accounting principles generally accepted in the United States of America.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

     All dollar amounts referenced, unless otherwise indicated, are expressed in United States dollars. Canadian dollars are referred to as “Canadian dollars” or “C$”.

     The high, low and closing noon spot rates for Canadian dollars in terms of the United States dollar for each of the two years in the period ended December 31, 2012, as quoted by the Bank of Canada, were as follows:

	Year ended December 31
	2012	2011
	(expressed in C$)
High	1.0418	1.0604
Low	0.9710	0.9449
Closing	0.9949	1.0170

     On May 6, 2013, the noon spot rate for Canadian dollars in terms of the United States dollar, as quoted by the Bank of Canada, was $1.00 = C$1.0075.

DOCUMENTS INCORPORATED BY REFERENCE

     Information has been incorporated by reference in this short form prospectus from documents filed with the securities commissions or similar authorities in each of the provinces of Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Corporation at 666 Burrard Street, Suite 3150, Park Place, Vancouver, British Columbia, V6C 2X8, telephone (604) 639-9498, and are also available electronically at www.sedar.com or in the United States through EDGAR at the website of the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov. The filings of the Corporation through the System for Electronic Document Analysis and Retrieval (“SEDAR”) are not incorporated by reference in this prospectus except as specifically set out herein.

     The following documents are specifically incorporated by reference in, and form an integral part of, this short form prospectus:

(a)	the annual information form (the “Annual Information Form”) of the Corporation dated March 25, 2013 for the year ended December 31, 2012;

(b)

the audited consolidated balance sheets of the Corporation as at December 31, 2012 and December 31, 2011, and the consolidated statements of earnings, comprehensive income, cash flows and shareholders’ equity for the years then ended, together with the report of the independent registered chartered accountants thereon and the notes thereto;

(c)	the management’s discussion and analysis of results of operations and financial condition of the Corporation for the year ended December 31, 2012;

(d)

the management information circular of the Corporation dated March 21, 2013 prepared in connection with the annual and special meeting of shareholders of the Corporation to be held on May 21, 2013; and

(e)

the material change report of the Corporation filed on February 15, 2013 relating to the Corporation’s gold purchase agreement with Vale S.A. (“Vale”) and the entering into of (i) a $1.0 billion revolving credit facility having a five year term (the “Revolving Facility”), and (ii) a $1.5 billion bridge financing facility having a one year term (the “Bridge Loan”).

     Any document of the type referred to in Section 11.1 of Form 44-101F1 Short Form Prospectus, if filed by the Corporation after the date of this short form prospectus shall be deemed to be incorporated by reference in this short form prospectus. In addition, any document filed by the Corporation with, or furnished by the Corporation to, the SEC pursuant to the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) that is filed with or furnished to the SEC after the date of this short form prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this short form prospectus forms a part (in the case of any report on Form 6-K, if and to the extent expressly provided in such report).

     Any statement contained in this short form prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this short form prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

     The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

     The following documents have been filed with the SEC as part of the Registration Statement (as defined below) of which this short form prospectus forms a part: (1) the documents listed under “Documents Incorporated by Reference”; (2) the consent of Deloitte LLP; (3) the consent of Cassels Brock & Blackwell LLP; (4) the consents of the “qualified persons” referred to in this short form prospectus under “Interest of Experts”, and (5) the powers of attorney from the directors and certain officers of the Corporation.

AVAILABLE INFORMATION

     The Corporation files reports and other information with the securities commissions and similar regulatory authorities in each of the provinces of Canada. These reports and information are available to the public free of charge on SEDAR at www.sedar.com.

     The Corporation is subject to the informational requirements of the U.S. Exchange Act and applicable Canadian requirements and, in accordance therewith, files reports and other information with the SEC and with securities regulatory authorities in Canada. Under the multijurisdictional disclosure system adopted by the United States and Canada, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Corporation is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Corporation’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Reports and other information filed by the Corporation with the SEC may be inspected and copied at the public reference facilities maintained by the SEC in the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549 by paying a fee. Prospective investors may call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information regarding the public reference facilities. The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

     The Corporation has filed with the SEC a registration statement (the “Registration Statement”) on Form F-10 under the U.S. Securities Act with respect to the Warrants. This short form prospectus, including the documents incorporated by reference herein, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to the Corporation and the Warrants, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this short form prospectus, including the documents incorporated by reference herein, as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement can be found on EDGAR at the SEC’s website, www.sec.gov.

THE CORPORATION

     Silver Wheaton is a mining company which generates its revenue primarily from the sale of silver and gold. The Corporation is listed on the NYSE (symbol: SLW) and the TSX (symbol: SLW). In addition, the Warrants trade on the TSX (symbol: SLW.WT.U).

     As of the date hereof, the Corporation is a party to 20 long-term purchase agreements associated with silver and/or gold, relating to 23 different mining assets, whereby Silver Wheaton acquires silver and gold production, as applicable, from the counterparties for a per ounce cash payment at or below the prevailing market price. The primary drivers of the Corporation’s financial results are the volume of silver and gold production at the various mines and the price of silver and gold realized by Silver Wheaton upon sale.

     The Corporation is actively pursuing future growth opportunities, primarily by way of entering into additional long-term precious metal purchase agreements. There is no assurance, however, that any potential transaction will be successfully completed.

     See the Annual Information Form, which is incorporated by reference herein, for further details regarding the business of the Corporation.

RISK FACTORS

     An investment in the Warrant Shares is speculative and involves a high degree of risk. Any prospective investor should carefully consider the risk factors set forth under “Risk Factors” in the Annual Information Form incorporated by reference herein and all of the other information contained in this short form prospectus (including, without limitation, the documents incorporated by reference) before purchasing any of the Warrant Shares. The risks described therein are the material risks facing the Corporation at this time. Additional risks and uncertainties not currently known to the Corporation, or that the Corporation currently deems immaterial, may also materially and adversely affect its business.

CONSOLIDATED CAPITALIZATION

The following table sets forth the consolidated capitalization of the Corporation as at December 31, 2012:

  on an actual basis; and
  on a pro forma as adjusted basis to give effect to the payment by the Corporation to Vale on March 12, 2013 of $1.90 billion (the “Vale Upfront Payment”) and warrants to purchase 10,000,000 Common Shares, pursuant to the gold purchase agreement dated February 28, 2013 between the Corporation and Vale.

     The table should be read in conjunction with the audited consolidated financial statements of the Corporation as at and for the year ended December 31, 2012, including the notes thereto, and related management’s discussion and analysis of results of operations and financial condition. See “Documents Incorporated by Reference”.

		As at December 31, 2012
		After Giving Effect to
		the Vale Upfront
($ in thousands)	As at December 31, 2012	Payment (1)

Bank debt
Current portion of bank debt	$28,560	$590,000
Long-term portion of bank debt	21,500	500,000
Total bank debt	50,060	1,090,000
Shareholders’ equity
Issued capital (unlimited Common Shares authorized; 354,375,852 Common Shares issued and outstanding) (2)	1,811,577	1,811,577
Reserves	(1,710)	51,862
Retained earnings	1,297,207	1,297,207
Total shareholders’ equity	3,107,074	3,160,646
Total capitalization	$3,157,134	$4,250,646
________________________________
(1)

Reflects the Vale Upfront Payment on March 12, 2013, which was funded with cash and cash equivalents of $810 million and drawings under the Bridge Loan of $1.09 billion. This also reflects the warrants issued by the Corporation to Vale on March 12, 2013 to purchase 10,000,000 Common Shares at an exercise price of $65.00 per share. Subsequent to March 31, 2013, the Corporation repaid $500 million of the Bridge Loan with proceeds obtained from drawing on the Revolving Facility.

(2)

As at December 31, 2012, this figure excluded 2,331,695 Common Shares reserved for issuance pursuant to outstanding stock options (with a weighted average exercise price of $23.91), 2,619,340 Common Shares reserved for issuance pursuant to outstanding Warrants (with a weighted average exercise price of $20.00) and 130,191 Common Shares reserved for issuance pursuant to outstanding restricted share units. This figure also excludes the warrants issued by the Corporation to Vale on March 12, 2013 to purchase 10,000,000 Common Shares at an exercise price of $65.00 per share. The warrants were issued to Vale pursuant to the gold purchase agreement dated February 28, 2013 between the Corporation and Vale.

DESCRIPTION OF COMMON SHARES

     The Corporation is authorized to issue an unlimited number of Common Shares. As of May 2, 2013, 354,770,452 Common Shares were issued and outstanding. Holders of Common Shares are entitled to receive notice of any meetings of shareholders of the Corporation, to attend and to cast one vote per Common Share at all such meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Common Shares are entitled to receive on a pro rata basis such dividends, if any, as and when declared by the Corporation’s board of directors at its discretion from funds legally available therefor and upon the liquidation, dissolution or winding up of the Corporation are entitled to receive on a pro rata basis the net assets of the Corporation after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of Common Shares with respect to dividends or liquidation. There is currently no other series or class of shares outstanding which ranks senior in priority to the Common Shares. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

PLAN OF DISTRIBUTION

     This short form prospectus relates to the issuance of the Warrant Shares, issuable from time to time, upon the exercise of up to 2,470,239 Warrants issued by the Corporation on June 24, 2008 pursuant to the offering described below.

     Each Warrant entitles the holder to purchase one Warrant Share at a price of $20.00, subject to adjustment, at any time prior to 5:00 p.m. (Vancouver time) on September 5, 2013. The exercise price of the Warrants was determined by the Corporation in conjunction with its financial advisors at the time of original issuance of the Warrants.

     On June 24, 2008, the Corporation filed a short form base shelf prospectus with the securities commissions or similar regulatory authorities in each of the provinces of Canada and a registration statement on Form F-10 (File No. 333-151861) with the SEC relating to the offering by the Corporation of the Warrants and the Warrant Shares. On June 30, 2010, the Corporation filed a short form base shelf prospectus (the “2010 Shelf”) with the British Columbia Securities Commission and a registration statement on Form F-10 (File No. 333-167567) with the SEC (the “Renewed Registration Statement”) relating to the registration by the Corporation of the Warrant Shares. Under the multijurisdictional disclosure system adopted by the United States and Canadian securities regulators, Canadian home jurisdiction requirements control the period of effectiveness of the 2010 Shelf and the Renewed Registration Statement which, in this case, was 25 months following effectiveness. As a result, the 2010 Shelf and the Renewed Registration Statement were deemed to expire on July 30, 2012. Under United States securities laws, the Corporation is filing the Registration Statement to register the issuance of the Warrant Shares in the United States so that the Warrant Shares can be registered upon issuance until the date that is 25 months following effectiveness of the Registration Statement.

     Other than in the Province of British Columbia, this short form prospectus does not qualify the distribution of the Warrant Shares in any province of Canada.

     The Warrant Shares to which this short form base shelf prospectus and the Registration Statement relate will be sold directly by the Corporation to holders of Warrants upon the exercise of such Warrants. No underwriters, dealers or agents will be involved in these sales.

USE OF PROCEEDS

     In the event that all of the Warrants are exercised by the holders thereof, the Corporation would receive proceeds of approximately $49 million. The Warrants have not been, and may never be, exercised and there is no guarantee that Silver Wheaton will receive these proceeds. The Corporation expects that it will use the proceeds from the exercise of the Warrants, if any, for general working capital purposes as well as to potentially fund future silver and/or gold stream acquisitions.

PRIOR SALES

Common Shares

     The following table summarizes details of the Common Shares issued by the Corporation during the 12 month period prior to the date of this short form prospectus.

Month of Issuance	Security	Price per Security	Number of Securities

May 2012	Common Shares (1)	C$12.60	200,000

June 2012	Common Shares (1)	C$15.95	10,000
	Common Shares (2)	C$15.89	1,400
	Common Shares (2)	C$33.71	5,167

August 2012	Common Shares (1)	C$16.63	10,500
	Common Shares (2)	C$15.89	1,400

September 2012	Common Shares (1)	C$9.08	20,000
	Common Shares (1)	C$15.89	29,333
	Common Shares (1)	C$15.95	13,333
	Common Shares (1)	C$16.63	213,500
	Common Shares (1)	C$34.17	21,000
	Common Shares (2)	C$17.05	1,333

October 2012	Common Shares (1)	C$9.08	9,700
	Common Shares (1)	C$15.89	91,033
	Common Shares (3)	$20.00	8,400

November 2012	Common Shares (3)	$20.00	85,000

February 2013	Common Shares (1)	C$15.89	52,000
	Common Shares (3)	$20.00	5,550

March 2013	Common Shares (1)	C$16.63	6,000
	Common Shares (1)	C$12.97	9,250
	Common Shares (2)	C$43.74	8,166
	Common Shares (2)	C$15.89	1,400
	Common Shares (2)	C$20.10	100
	Common Shares (2)	C$12.60	1,333
	Common Shares (2)	C$16.63	1,333
	Common Shares (2)	C$33.71	6,667
	Common Shares (3)	$20.00	143,200

April 2013	Common Shares (1)	C$12.97	9,250
	Common Shares (1)	C$15.89	150,000
	Common Shares (3)	$20.00	351

			1,115,699
____________________
(1)	Issued upon exercise of previously issued stock options.
(2)	Issued upon expiry of restricted periods of previously issued restricted share units.
(3)	Issued upon exercise of previously issued common share purchase warrants.

Stock Options

     The following table summarizes details of the stock options issued by the Corporation during the 12 month period prior to the date of this short form prospectus.

Month of Issuance	Security	Price per Security (1)	Number of Securities
June 2012	Stock Options	C$28.59	80,000
July 2012	Stock Options	C$28.14	80,000
August 2012	Stock Options	C$30.51	15,000
November 2012	Stock Options	C$39.25	10,000
December 2012	Stock Options	C$34.55	10,000
March 2013	Stock Options	C$31.88	1,120,000
			1,315,000
____________________
(1)	Represents the exercise price of the stock options issued.

Restricted Share Units

     The following table summarizes details of the restricted share units issued by the Corporation during the 12 month period prior to the date of this short form prospectus.

Month of Issuance	Security	Price per Security (1)	Number of Securities

March 2013	Restricted Share Rights	C$31.88	33,500
			33,500
____________________
(1)

Represents the deemed exercise price of the restricted share units issued, although no money has been, or will be, paid to the Corporation in connection with the issuance of Common Shares under such rights.

Warrants

     The following table summarizes details of the common share purchase warrants issued by the Corporation during the 12 month period prior to the date of this short form prospectus.

Month of Issuance	Security	Price per Security (1)	Number of Securities

February 2013	Warrants	$65.00	10,000,000
			10,000,000
____________________
(1)	Represents the exercise price of the warrants issued.

TRADING PRICE AND VOLUME

Common Shares

     The Common Shares are listed and posted for trading on the TSX and the NYSE under the symbol “SLW”. The following table sets forth information relating to the trading of the Common Shares on the TSX for the months indicated.

	High	Low
Month	(C$)	(C$)	Volume

May 2012	30.61	23.11	39,038,808
June 2012	29.58	26.05	31,721,193
July 2012	29.65	25.62	20,950,757
August 2012	34.49	26.41	24,313,625
September 2012	39.33	34.06	31,786,065
October 2012	40.50	37.21	25,390,662
November 2012	41.18	34.83	24,590,703
December 2012	37.80	33.65	20,394,128
January 2013	36.97	33.82	19,922,041
February 2013	37.49	32.38	26,578,236
March 2013	33.13	30.65	23,688,067
April 2013	31.77	22.37	39,333,823
May 2013 (1)	25.40	23.81	4,093,407
____________________
(1)	From May 1 to May 6, 2013.

     At the close of business on May 6, 2013, the last trading day prior to the date of this short form prospectus, the price of the Common Shares as quoted by the TSX was C$24.49.

Warrants

     The Warrants (each of which is exercisable to acquire one Common Share at a price of $20.00 until September 5, 2013) are listed and posted for trading on the TSX under the symbol “SLW.WT.U”. The following table sets forth information relating to the trading of the Warrants on the TSX for the months indicated.

	High	Low
Month	($)	($)	Volume

May 2012	12.83	6.06	333,758
June 2012	11.49	7.95	205,454
July 2012	10.95	7.60	207,236
August 2012	17.00	9.08	218,140
September 2012	20.22	15.51	237,634
October 2012	20.78	17.50	192,124
November 2012	21.18	15.18	340,862
December 2012	18.00	14.07	153,354
January 2013	17.25	13.52	155,218
February 2013	17.26	11.60	108,873
March 2013	12.04	10.15	83,363
April 2013	10.80	3.39	469,958
May 2013 (1)	5.27	4.59	10,725
____________________
(1)	From May 1 to May 6, 2013.

     At the close of business on May 6, 2013, the last trading day prior to the date of this short form prospectus, the price of the Warrants as quoted by the TSX was $5.15.

INTEREST OF EXPERTS

     The scientific and technical information for the Corporation’s mineral projects on a property material to the Corporation contained in the Annual Information Form, other than for the Salobo mine, was sourced by the Corporation from the following SEDAR (www.sedar.com) filed documents:

(a)	777 Mine – Hudbay Minerals Inc. (“Hudbay”) annual information form filed on March 28, 2013;

(b)	San Dimas Mines – Primero Mining Corp. (“Primero”) annual information form filed on April 2, 2013;

(c)	Peñasquito Mine – Goldcorp Inc. (“Goldcorp”) annual information form filed on March 1, 2013; and

(d)	Pascua-Lama Project – Barrick Gold Corporation (“Barrick”) annual information form filed on March 27, 2013 and Barrick management’s discussion and analysis filed on February 14, 2013.

     A summary of the information sourced from the annual information forms of Hudbay, Primero, Goldcorp and Barrick is contained in the Annual Information Form under the headings “Technical Information – Further Disclosure Regarding Mineral Projects on Material Properties – 777 Mine, Canada,” “– San Dimas Mines, Mexico,” “– Peñasquito Mine, Mexico,” and “– Pascua-Lama Project, Border of Chile and Argentina”, respectively. Neil Burns, M.Sc., P.Geo., Vice President, Technical Services, and Samuel Mah, M.A.Sc., P.Eng., Senior Director, Project Evaluations, are the qualified persons as defined by NI 43-101 in connection with the mineral reserve and mineral resource estimates and the scientific and technical information for the 777 Mine, the San Dimas Mines, the Peñasquito Mine and the Pascua-Lama Project contained in the Annual Information Form.

     Christopher Jacobs, CEng MIMMM, Vice President and Mining Economist, Micon International Ltd., James Turner, BSc (Hons) MSc CEng MiMMM, Senior Mineral Process Engineer, Micon International Ltd., Barnard Foo, P. Eng., MBA, Senior Mining Engineer, Micon International Ltd., and Jason Ché Osmond, FGS, C.Geol, EurGeol, Senior Geologist, Micon International Ltd., prepared a technical report in accordance with NI 43-101 entitled “Technical Report on the Mineral Reserves and Mineral Resources of the Salobo Copper-Gold Mine Carajás, Pará State, Brazil” dated March 19, 2013 (the “Salobo Report”). A copy of the Salobo Report is available under the Corporation’s profile on SEDAR at www.sedar.com and a summary of the Salobo Report is contained in the Annual Information Form under the heading “Technical Information – Further Disclosure Regarding Mineral Projects on Material Properties – Salobo Mine, Brazil”.

     The aforementioned firms or persons held no securities of the Corporation or of any associate or affiliate of the Corporation when they prepared the reports, the mineral reserve estimates or the mineral resource estimates referred to above, or following the preparation of such reports or estimates and did not receive any direct or indirect interest in any securities of the Corporation or of any associate or affiliate of the Corporation in connection with the preparation of such reports or estimates, other than Neil Burns and Samuel Mah, who together hold less than 1% of the Common Shares. None of the aforementioned persons are currently expected to be elected, appointed or employed as a director, officer or employee of the Corporation or of any associate or affiliate of the Corporation, other than Neil Burns and Samuel Mah who are employees of the Corporation.

LEGAL MATTERS

     Certain legal matters will be passed upon by Cassels Brock & Blackwell LLP, the Corporation’s Canadian counsel, on matters of Ontario law and the federal laws of Canada applicable in Ontario. Certain legal matters in connection with the offering relating to United States law will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP. On the date of this short form prospectus, the partners and associates of Cassels Brock & Blackwell LLP, as a group, own beneficially, directly or indirectly, in the aggregate, less than 1% or no securities of the Corporation.

MATERIAL CONTRACTS

     The material contracts entered into by the Corporation as of the date hereof that are still in effect and that have been previously filed by the Corporation are as follows:

1.	The 777 mine purchase agreement referred to under the heading “General Development of the Business – Three Year History – Hudbay Transaction” in the Annual Information Form.

2.	The San Dimas silver purchase agreement referred to under the heading “General Development of the Business – Three Year History – San Dimas Transaction” in the Annual Information Form;

3.	The Peñasquito silver purchase agreement referred to under the heading “Description of the Business – Principal Product – Peñasquito Mine” in the Annual Information Form;

4.	The Pascua-Lama silver purchase agreement referred to under the heading “Description of the Business – Principal Product – Pascua-Lama Project” in the Annual Information Form;

5.

The $1 billion revolving credit facility dated as of February 28, 2013, between the Corporation and the lenders and the $1.5 billion bridge financing facility dated as of February 28, 2013 between the Corporation and the lenders referred to under the heading “General Development of the Business - Three Year History - New Credit Facilities” in the Annual Information Form.

     Each of such contracts is available on SEDAR at www.sedar.com under the Corporation’s profile. The Corporation inadvertently disclosed the Salobo mine purchase agreement (the “Salobo Agreement”) as a material contract required to be filed in the Annual Information Form, however, the Corporation is now relying on an exemption from filing such agreement as the Salobo Agreement was entered into in the ordinary course of business and the Corporation’s business is not substantially dependent on the Salobo Agreement.

EXEMPTIONS FROM NATIONAL INSTRUMENT 44-101

     Pursuant to a decision of the British Columbia Securities Commission dated February 27, 2013, the Corporation was granted relief from the requirements of subsection 2.3(1) of National Instrument 44-101 Short Form Prospectus Distributions to allow the Corporation to file a final prospectus more than 90 days after the date of the receipt for the preliminary prospectus.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

     The Corporation is an Ontario corporation and its principal place of business is in Canada. The majority of the directors and officers of the Corporation are resident outside of the United States and a substantial portion of its assets and the assets of such persons are located outside of the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States on the Corporation or its directors or officers, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the U.S. Securities Act. Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against the Corporation or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against the Corporation or such persons predicated on the United States federal securities or any such state securities or “blue sky” laws. The Corporation has been advised by its Canadian counsel, Cassels Brock & Blackwell LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Corporation has also been advised by Cassels Brock & Blackwell LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

     The Corporation filed with the SEC, concurrently with its registration statement on Form F-10 of which this short form prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed Puglisi & Associates as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a United States court arising out of or related to or concerning the offering of securities under this short form prospectus.

PART II
INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

Section 136 of the Business Corporations Act (Ontario) as amended, provides, in part, as follows:

(1) A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

Advance of Costs

(2) A corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1), but the individual shall repay the money if the individual does not fulfil the conditions set out in subsection (3).

Limitation

(3) A corporation shall not indemnify an individual under subsection (1) unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request.

Same

(4) In addition to the conditions set out in subsection (3), if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual under subsection (1) unless the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Derivative Actions

(4.1) A corporation may, with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

Right to Indemnity

(4.2) Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking an indemnity,

(a)	was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)	fulfils the conditions set out in subsections (3) and (4).

Insurance

(4.3) A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual,

(a)	in the individual’s capacity as a director or officer of the corporation; or

(b)	in the individual’s capacity as a director or officer, or a similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

Application to Court

(5) A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

Idem

(6) Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Article 6 of By-Law No. 2 of the Corporation provides as follows:

Protection of Directors, Officers and Others

6.03 Limitation of Liability. Except as otherwise provided in the Act, no director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any persons, firm or corporation including any person, firm or corporation with whom or which any moneys, securities or effects shall be lodged or deposited for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly, in good faith and in the best interests of the Corporation and in connection therewith to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The directors for the time being of the Corporation shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name or on behalf of the Corporation, except such as shall have been submitted to and authorized or approved by the board. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a company which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such director or officer or such firm or company, as the case may be, from receiving proper remuneration for such services.

6.04 Indemnity. Subject to the limitations contained in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity, if

(a)

the individual acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request;

(b)

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful; and

(c)	a court or other competent authority has not judged that the individual has committed any fault or omitted to do anything that the individual ought to have done.

The Corporation shall also indemnify such person in such other circumstances as the Act permits or requires.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBIT INDEX

Exhibit	Description

4.1	Annual information form of the Registrant dated March 25, 2013 for the year ended December 31, 2012 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on April 2, 2013)
4.2	Audited consolidated balance sheets of the Registrant as at December 31, 2012 and December 31, 2011, and the consolidated statements of earnings, consolidated statements of comprehensive income, consolidated statements of cash flows and consolidated statements of shareholders’ equity for the years then ended , together with the report of independent registered chartered accountants thereon and the notes thereto (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on April 2, 2013)
4.3	Management’s discussion and analysis of results of operations and financial condition of the Registrant for the year ended December 31, 2012 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on April 2, 2013)
4.4	Management information circular of the Registrant dated March 21, 2013 prepared in connection with the annual meeting of shareholders of the Corporation to be held on May 21, 2013 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on April 11, 2013)
4.5	Material Change Report, dated February 15, 2013, relating to the Registrant’s gold purchase agreement with a subsidiary of Vale S.A. (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on February 15, 2013)
4.6	Consent of Deloitte LLP
4.7	Consent of Cassels Brock & Blackwell LLP
5.1	Consent of Neil Burns
5.2	Consent of Samuel Mah
5.3	Consent of James Turner
5.4	Consent of Barnard Foo
5.5	Consent of Jason Ché Osmond
5.6	Consent of Christopher Jacobs
6.1*	Powers of Attorney (included on the signature pages of this Registration Statement on Form F-10)
7.1	Form of Common Share Purchase Warrant Indenture (incorporated by reference to the Registrant’s Form F-10/A filed with the Commission on July 28, 2008)

____________________________
* Previously filed on the Registrant’s Form F-10 filed with the Commission on November 26, 2012.

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

(a)	Concurrently with the filing of this Registration Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)

Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by Amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 7th day of May, 2013.

SILVER WHEATON CORP.

By:	/s/ Randy V.J. Smallwood
Name: Randy V.J. Smallwood
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Randy V.J. Smallwood	President, Chief Executive Officer and Director	May 7, 2013
Randy V.J. Smallwood	(Principal Executive Officer)

*	Senior Vice President and Chief Financial Officer	May 7, 2013
Gary D. Brown	(Principal Financial Officer and Principal Accounting
Officer)

*	Chairman of the Board and Director	May 7, 2013
Douglas M. Holtby

*	Director	May 7, 2013
Lawrence I. Bell

*	Director	May 7, 2013
George L. Brack

*	Director	May 7, 2013
John A. Brough

*	Director	May 7, 2013
R. Peter Gillin

*	Director	May 7, 2013
Eduardo Luna

*	Director	May 7, 2013
Wade D. Nesmith

*By:/s/ Curt D. Bernardi
Curt D. Bernardi
Attorney-in-fact
May 7, 2013

III-2

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Amendment No. 1 to Registration Statement, solely in the capacity of the duly authorized representative of Silver Wheaton Corp. in the United States, on the 7th day of May, 2013.

PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

III-3

EXHIBIT INDEX

Exhibit	Description

4.1	Annual information form of the Registrant dated March 25, 2013 for the year ended December 31, 2012 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on April 2, 2013)
4.2	Audited consolidated balance sheets of the Registrant as at December 31, 2012 and December 31, 2011, and the consolidated statements of earnings, consolidated statements of comprehensive income, consolidated statements of cash flows and consolidated statements of shareholders’ equity for the years then ended, together with the report of independent registered chartered accountants thereon and the notes thereto (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on April 2, 2013)
4.3	Management’s discussion and analysis of results of operations and financial condition of the Registrant for the year ended December 31, 2012 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on April 2, 2013)
4.4	Management information circular of the Registrant dated March 21, 2013 prepared in connection with the annual meeting of shareholders of the Corporation to be held on May 21, 2013 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on April 11, 2013)
4.5	Material Change Report, dated February 15, 2013, relating to the Registrant’s gold purchase agreement with a subsidiary of Vale S.A. (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on February 15, 2013)
4.6	Consent of Deloitte LLP
4.7	Consent of Cassels Brock & Blackwell LLP
5.1	Consent of Neil Burns
5.2	Consent of Samuel Mah
5.3	Consent of James Turner
5.4	Consent of Barnard Foo
5.5	Consent of Jason Ché Osmond
5.6	Consent of Christopher Jacobs
6.1*	Powers of Attorney (included on the signature pages of this Registration Statement on Form F-10)
7.1	Form of Common Share Purchase Warrant Indenture (incorporated by reference to the Registrant’s Form F-10/A filed with the Commission on July 28, 2008)

* Previously filed on the Registrant’s Form F-10 filed with the Commission on November 26, 2012.

II-1